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Exhibit 4.1

                   INDEPENDENT CONTRACTOR/CONSULTING AGREEMENT

         THE AGREEMENT is made and entered into as May 1, 2003 by and between MicroSignal Corporation, a Nevada corporation ("MSC") and Antal Markus, a resident of British Columbia, Canada ("Markus").

                                    RECITALS

         WHEREAS, MSC is a public company trading on the OTCBB under the symbol "MSGL"; and

         WHEREAS, Markus is knowledgeable in the areas of business operations of MSC and possesses experience in merger structure, corporate image, public relations, marketing, advertising, business development and business strategy; and

         WHEREAS, MSC wishes to engage Markus on a non-exclusive basis as an independent contractor to utilize his experience and business knowledge to assist in administering the affairs of MSC and to assist in completing a proposed asset acquisition by MSC as well as developing a marketing strategy; and

         WHEREAS, Markus is willing to be so retained on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

         1. Engagement. MSC hereby retains and engages Markus to perform the following consulting services (the "Consulting Services"):

         1.1 Duties of Markus. Markus will provide such services and advice to MSC so as to assist MSC with matters relating to acquisition targets for MSC and advise and administer the structure of mergers or other acquisitions. Without limiting the generality of the foregoing, Markus will also assist MSC in administering, studying and evaluating acquisition proposals, review reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereof. Nothing contained herein constitutes a commitment on the part of Markus to find an acquisition target for MSC or, if such target is found, that any transaction will be completed. Markus will assist MSC in creating its corporate image advertising, business development and business strategy as well as marketing strategies. Markus will be responsible for Canadian marketing and licensing of MSC's rights in Canada.

         2. Duties Expressly Excluded. This Agreement expressly excludes Markus from providing any and all capital formation and/or public relation services to MSC inclusive of but not limited to (i) direct or indirect promotion of MSC's securities; (ii) assistance in making of a market in MSC's securities; and (iii) assistance in obtaining debt and/or equity financing. Markus shall not have the power of authority to bind MSC to any transaction without MSC's prior written consent.

         3. Consideration. MSC and Markus agree that Markus shall receive from MSC a fee consisting of 600,000 Shares of MSC's common stock, in advance, as consideration for the services rendered or to be rendered pursuant to this

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Agreement. The Shares to be issued hereunder shall be registered by MSC, at its sole cost and expense, with the Securities and Exchange Commission.

         4. Term. This Agreement shall be effective for a term of twenty-four months (24) starting from the date first above written unless sooner terminated upon mutual written agreement of the parties hereto.

         5. Expenses. Markus shall bear his out-of-pocket costs and expenses incident to perform the Consulting Services, without a right of reimbursement from MSC unless such expenses are pre-approved by MSC.

         6. Markus's Liability. In the absence of gross negligence or willful misconduct on the part of Markus or Markus's breach of any terms of this Agreement, Markus shall not be liable to MSC or to any officer, director, employee, stockholder or creditor of MSC, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of Markus or the breach by Markus of any terms of this Agreement is alleged and proven, MSC agrees to defend, indemnify, and hold harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of Markus) which may in any way result from services rendered by Markus pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of MSC, made by Markus without the prior approval or authorization of MSC.

         7. MSC's Liability. Markus agrees to defend, indemnify and hold MSC harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of MSC) which may in any way result pursuant to his gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of MSC, without the prior approval or authorization of MSC or which are otherwise in violation of applicable law.

         8. Representations. Markus makes the following representations:

         a. Markus has no prior or existing legally binding obligations that are in conflict with his entering into this Agreement;

         b. Markus shall not offer or make payment of any consideration to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of MSC's securities;

         c. Markus is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;

         d. Markus's activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

         e. Markus understands that, as a result of his services, it may come to possess material non-public information about MSC, and that he has implemented internal control procedures designed to reasonably to insure that neither he nor his employees, agents, Markus or affiliates, trade in the securities of client companies while in possession of material non-public information;

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         f. During the term of this Agreement and for a period of two years thereafter, Markus shall treat as MSC's confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of MSC. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of MSC's customers, suppliers and prospective customers and suppliers; the identity of MSC's creditors and other sources of financing, MSC's estimating and costing procedures and the costs and gross prices charged by MSC for its products, the prices or other consideration charged to or required of MSC buy any of its suppliers or potential suppliers; MSC's sales and promotional policies; and all information relating to entertainment programs or properties being developed or otherwise developed by MSC. Markus shall not reveal said trade secrets to others except in the proper exercise of his duties for MSC, or use their knowledge thereof in any way that would be detrimental to the interest of MSC, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Agreement to the extent that such information was
(i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of Markus, or (iii) required to be disclosed by Markus pursuant to judicial or governmental order;

         Markus shall also treat all information pertaining to the affairs of MSC's suppliers and customers and prospective suppliers and customers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

         g. Markus agrees to notify MSC immediately if, at any time, any of the representations and warranties made by Markus herein are no longer true and correct or if a breach of any of the representations and warranties made by Markus herein occurs.

         9. MSC makes the following representations:

         a. MSC is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities Commission;

         b. MSC is in good standing in its state of incorporation;

         c. MSC and its senior management are not aware of any materially adverse events not previously disclosed in MSC's annual and quarterly reports with the Securities and Exchange Commission.

         10. Entire Agreement. This Agreement embodies the entire agreement and understanding between MSC and Markus and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

         11. Waiver. No waiver of nay provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         12. Assignment and Binding Effect. This Agreement and the rights

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hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefits of the parties and their respective successors, assigns and legal representatives.

         13. Notices. Ant notice or other communications between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the following locations:

         MSC:

                  MicroSignal Corporation
                  Attn: CEO
                  345 Southpointe Boulevard Ste 110
                  Canonsburg PA  15317

         Markus:

                  Antal Markus
                  200 Merlin Court
                  Kelowna BC V1V 1N2

or at such location as the addressee may have specified in notice duly given to the sender as provided herein. Such notice or other communications shall be deemed to be given on the date of receipt.

         14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

         15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Nevada, without giving effect to conflicts of laws.

         16. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         17. Further acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

         18. Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

         19. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

         20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of the date first written above.

                                     MICROSIGNAL CORPORATION


                                     By: /s/ Matthew G. McConaghy
                                        ------------------------------
                                        Matthew G. McConaghy, President



                                     By:/s/ Antal Markus
                                        ------------------------------
                                        Antal Markus



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